LAW OFFICES
JOHN T. TANSEY
1730 K STREET, N.W.
SUITE 304
WASHINGTON, D.C. 20006
TEL: (202) 506-1459
FAX: (202) 331-3759

March 27, 2000

 Office of Small Business
 Division of Corporation Finance
 Securities and Exchange

 Mail Stop 3-4
 Washington, D. C. 20549

                                Re: Power Save International. Inc.
                                    ------------------------------

 Ladies and Gentlemen:

       The undersigned is a member of the Bar of the District of Columbia and has acted as special counsel to Power Save International, Inc. ("the Company"), in connection with the offering and sale of up to a maximum of one million (1,000,000) shares of common stock of the Company ("the Shares").

       In that capacity, I have made such inquiries of the officers of the Company and have examined such corporate and other records, documents, agreements, instruments, and certificates of officers of the Company and public officials, and have examined such principles of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures and the authenticity of ail documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies, whether certified or not.

            In rendering this opinion, I have relied, inter alia, upon the following documents:

(1) A copy of the Certificate of Incorporation filed with the Secretary of State of Nevada on May 8, 1987;

(2) the Articles of Incorporation of the Company and amendments thereto;

(3) a copy of the by-laws of the Company;

(4) a copy of the corporate minutes book; and

(5) such other documents as I deemed necessary to examine.

  The  above  documents  are  hereinafter   collectively  referred  to  as  "the
Documents."


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 Securities and Exchange Commission
 Page 2

      In addition to the aforesaid assumptions, I have assumed the following to be true:

(a) The authenticity and completeness of the Documents;

(b) that the parties executing the Documents and such other documents which were submitted to me possessed the requisite corporate authority to sign the same;

(c) in the case of documents entered into by corporations, that the necessary and legally binding corporate actions have occurred; and

(d) the legal capacity of all natural persons who signed the Documents.

       Based upon the foregoing, and in reliance upon and subject to all of the above assumptions, I am of the opinion that: (1) The Shares have been duly and validly authorized; and, (2) after the registration statement filed by the Company with the United States Securities and Exchange Commission ("the Commission") respecting the Shares is declared effective by the Commission, and upon issuance and delivery against receipt by the Company of the offering price specified in the registration statement, the Shares will be legally and validly issued, fully paid, and non-assessable.

       This opinion is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. This opinion is rendered as of the date hereof, is strictly limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

                                                         Sincerely yours,

                                                         /s/ John T.Tansey
                                                         John T. Tansey

  cc: Mr. Scott Balmer